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                                  EXHIBIT K
                         MEETING MINUTES OF 2/23/96:
                        TRANSFER OF LIFELINE AND AXION
                           AND PURCHASE OF REALITY
                                ENTERTAINMENT





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                        Minutes of Directors Meeting
                                     Of
                           Tampa Bay Corporation

_______________________________________________________________________

     The continuance of the Board of Directors meeting of Tampa Bay Corporation that was opened and recessed on the 23rd day of February, 1996 reconvened at 10:00 A.M. on the 14th day of March, 1996 at the new offices of the Company located at 2519 E. Thomas Road, Suite C, Phoenix, Arizona 85016.

     There were present and participating at the meeting, either in person or telephonically, Mr. Mr. William Brin, Mr. Larry Olson and Mr. Jeffrey Taylor, all being Directors of the Company. Mr. Randy Howard was absent. Mr. James Richards and Mr. Andrew Croson were present as invited guests.

     The first item of business was concerning the appointment of James Richards and Andrew Croson as Directors of the Company. It was further agreed that Mr. Andrew Croson be elected as Secretary/Treasurer of the Company. Upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that James Richards and Andrew Croson be appointed as a Director of Tampa Bay Corporation until the next shareholders meeting.

     FURTHER RESOLVED, that Andrew Croson will hold the offices of Secretary/Treasurer until the next election of officers.

     The second item of business was to continue the discussions from the last meeting whereas Nature's Secret buy Tampa Bay's two wholly owned subsidiaries, LifeLine and Axion Corporations. After a long discussion, it was agreed that the company will sell LifeLine and Axion Corporations on the following terms: Tampa Bay will receive 500,000 shares of its own unregistered shares that were previously issued for the acquisition of these corporations. In addition, Tampa Bay will receive 250,000 shares of unregistered shares of Nature's Secret plus a 2% royalty based on the wholesale price of the LifeLine and Axion products. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Tampa Bay sell to Nature's Secret, LifeLine Corporation and Axion Corporation for in return of 500,000 previously issued Tampa Bay shares. In addition, Tampa Bay will receive 250,000 unregistered shares of Nature's Secret and retain a 2% royalty based on the wholesale price of all LifeLine and Axion Corporation's products.

     The next item of business was in regards to the resignation of William Brin as an officer and director of the Company. Mr. Brin is engaged in other business matter that may have a conflict, therefore he felt it in the Company's best interest that he resign as an officer and director of the Company. Mr. Brin will still be involved indirectly with the Company through its shareholder relation firm Equity Investors, Inc. After further discussions, it was agreed to accept Mr. Brin's resignation to be effective immediately. The Board wants to thank Mr. Brin for his outstanding work while an officer and director of the Company. Upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that the resignation of William Brin as an officer and director of Tampa Bay Corporation be accepted. Said resignation to be effective as of this date.

     Mr. Brin then left the meeting.

                                    E-230

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     The fourth item to be discussed was concerning the opportunity to acquire Reality Entertainment, a recording and production company involved in the music industry. Mr. Russ Regan (a.k.a. Harold Rustigian), President of Reality Entertainment has contracts with groups to record and produce record albums. After a long and thorough discussion, it was agreed to acquire Reality Entertainment by issuing 500,000 shares of unregistered stock, granting a three year option to purchase 500,000 shares, a five year option to purchase an additional 500,000 shares on the following terms and conditions:

     1. 500,000 shares will be issued to Russ Regan (a.k.a. Harold Rustigian) and Robert Adams and/or their nominees on closing and when $1,000,000 is raised for Reality Entertainment by Messrs. Regan and Adams.
     2. A three year option to purchase 500,000 shares at $1.00 per share when pre-tax revenues received by Reality Entertainment reach $5,000,000.
     3. A five year option to purchase 500,000 shares at $2.00 per share when pre-tax revenues received by Reality Entertainment $10,000,000. Both option times start as of this 14th day of March, 1996.

     It was also agreed that Jeffrey Taylor be and hereby is authorized to sign the purchase agreement on behalf of Tampa Bay Corporation. Upon motion duly made, seconded and unanimously carried with all in favor; it was,

     RESOLVED, that Tampa Bay acquire Reality Entertainment on the following terms and conditions:

          1. 500,000 shares will be issued to Russ Regan (a.k.a. Harold Rustigian) and Robert Adams and/or their nominees on closing and when $1,000,000 is raised for Reality Entertainment by Messrs. Regan and Adams.
          2. A three year option to purchase 500,000 shares at $1.00 per share when pre-tax revenues received by Reality Entertainment reach $5,000,000.
          3. A five year option to purchase 500,000 shares at $2.00 per share when pre-tax revenues received by Reality Entertainment $10,000,000.

     Both option times start as of this 14th day of March , 1996.

     FURTHER RESOLVED, that Jeffrey Taylor be and hereby is authorized to sign the purchase agreement on behalf of Tampa Bay Corporation.

     The next item of business was the appointment of Russ Regan (a.k.a. Harold Rustigian) as a director of the Company. After a short discussion and upon motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that Russ Regan (a.k.a. Harold Rustigian) be appointed as a director of Tampa Bay Corporation until the next annual shareholders meeting.

     The sixth item of business was concerning the opportunity to acquire Studebaker's, an Arizona corporation that is the sole owner of property located at 10345 N. Scottsdale Road, Scottsdale, Arizona 85253, as a wholly owned subsidiary of Tampa Bay Corporation. After a long and thorough discussion, it was agreed that the Company acquire Studebaker's on the following terms and conditions:

     1. Tampa Bay will issue unregistered shares to T.J. Jesky and/or his nominees. The amount of shares to be issued will be based on the ask price on the day of closing and the value of a certified M.A.I. appraisal.
     2. Tampa Bay will also issue unregistered shares for the name of Studebaker's with the amount of shares to be issued based on the ask price on the day of closing. Tampa Bay will have the rights to the name of Studebaker's in the State of Arizona which has a value of $60,000.

                                    E-231

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     3.   On closing, Tampa Bay and T.J.J., Inc.  (T.J.J., Inc.  runs the night club business and holds the liquor license) will finalize a joint venture agreement outlining the operations of the night club business.

     Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Tampa Bay will issue unregistered shares to T.J. Jesky and or his nominees. The amount of shares to be issued will be based on the ask price on the day of closing and the value of a certified M.A.I. appraisal.

     FURTHER RESOLVED, Tampa Bay will also issue unregistered shares for the name of Studebaker's with the amount of shares to be issued based on the ask price on the day of closing. Tampa Bay will have the rights to the name of Studebaker's in the state of Arizona which has a value of $60,000.

     BE IT FURTHER RESOLVED, on closing, Tampa Bay and T.J.J., Inc. (T.J.J., Inc. runs the night club business and holds the liquor license) will finalize a joint venture agreement outlining the operations of the night club business.


     The last item of business was concerning the appointment of Morton
Downey, Jr. to the board.   After a short discussion it was agreed that
Morton Downey, Jr. be appointed to the board. Upon motion duly made, seconded and unanimously carried, it was;

     RESOLVED, that Morton Downey, Jr. be appointed to the Board of Directors of Tampa Bay Corporation until the next annual shareholders meeting.

     There being no further business and upon motion duly made, seconded the meeting was adjourned.



/s/ LARRY OLSON                    /s/ JEFFREY TAYLOR
--------------------------         --------------------------
Larry Olson, Director              Jeffrey Taylor, Director


                                   /s/ JAMES M. RICHARDS
--------------------------         --------------------------
Morton Downey, Jr., Director       James M.  Richards, Director



                                   /s/ ANDREW CROSON
--------------------------         --------------------------
Russ Regan (a.k.a.                 Andrew Croson, Director
Harold Rustigan), Director


/s/ WILLIAM BRIN
--------------------------
William Brin, resigning officer & Director

                                    E-232